Exhibit 99.1

Seahawk Drilling, Inc. Announces Completion of Spin-Off from Pride International

Houston, TX, August 24, 2009

Seahawk Drilling, Inc. (NASDAQ: “HAWK”) announced today the completion of its spin-off from Pride International, Inc. (NYSE: “PDE”). The new company is comprised of twenty jackup rigs currently located offshore in the United States and Mexico.

Shares of Seahawk Drilling were electronically distributed today to Pride shareholders as of the record date August 14, 2009 in the ratio of 1 Seahawk share per 15 Pride shares held, as previously announced by Pride on August 4, 2009. Seahawk is now completely independent from Pride and begins “regular-way” trading on NASDAQ on August 25, 2009 under the symbol “HAWK”.

Seahawk Drilling President and CEO Randall D. Stilley commented, “We are pleased to complete the spin off from Pride International, and look forward to establishing Seahawk Drilling as a leading jackup rig provider. As an independent company, Seahawk Drilling provides shareholders with an investment option focused on Gulf of Mexico shallow water drilling. Although the current market is challenging, the longer term fundamentals remain attractive, and we are well positioned to grow our business in the United States and Mexico in the future.”

Joining Mr. Stilley on the Seahawk Drilling Board are the following outside directors:

Stephen A. Snider, Chairman, held the position of Chief Executive Officer and director of Exterran Holdings, Inc. and Exterran Partners, L.P. since the completion of the merger between Hanover Compressor Company and Universal Compression Holdings, Inc. in 2007. Before the merger, Mr. Snider held the position of Chairman, President and Chief Executive Officer of Universal Compression Holdings, Inc. and Universal Compression Partners, L.P., since their inception in 1998 and 2006, respectively. Mr. Snider also serves on the Board of Energen Corporation.

Richard J. Alario has served as the Chief Executive Officer and Chairman of Key Energy Services, Inc. His prior experience includes serving as a Vice President of BJ Services Company from 2002 to 2003 and over 21 years of service in various capacities with OSCA, most recently serving as its Executive Vice President. He currently serves as director and chairman of the Health, Safety, Security and Environmental Committee of the National Ocean Industries Association.

Mark E. Baldwin has served as the Executive Vice President and Chief Financial Officer of Dresser-Rand Group Inc. since August 2007. Prior to that, he served as the Executive Vice President, Chief Financial Officer and Treasurer of Veritas DGC Inc.

from 2004 until 2007. Other previous experience includes four years as Chairman and Chief Executive Officer for Pentacon Inc. and 17 years with Keystone International Inc. in a variety of finance and operations positions, including Treasurer, Chief Financial Officer, and President of the Industrial Valves and Controls Group.

Franklin Myers served in many capacities at Cameron International Corporation from 1995 to 2009, including Senior Advisor, Senior Vice President, Chief Financial Officer, General Counsel, Corporate Secretary and President of its Cooper Energy Services Division from 1998 until 2001. Prior to joining Cameron, he was Senior Vice President and General Counsel of Baker Hughes Incorporated and an attorney and partner with the law firm of Fulbright & Jaworski L.L.P. in Houston, Texas. Mr. Myers currently serves on the Board of Directors of Comfort Systems, Inc. and ION Geophysical Corporation.

John T. Nesser, III, has served McDermott International since 1998 in roles of Executive Vice President, Chief Administrative and Legal Officer, General Counsel, Corporate Secretary and currently as Executive Vice President and Chief Operating Officer of J. Ray McDermott, S.A., a subsidiary of McDermott International. Prior to joining McDermott International, he served as a managing partner of Nesser, King & LeBlanc, a New Orleans law firm, which he co-founded in 1985.

Edmund P. Segner, III, is currently a Professor in the Practice of Civil Engineering Management at Rice University in Houston, Texas. Prior to teaching, Mr. Segner served as Senior Executive Vice President and Chief of Staff and Director of EOG, where he served for 5 years in additional roles including President, principal financial officer and Vice President. Mr. Segner serves on the Board of Directors of Exterran Partners, L.P. and Bill Barrett Corporation. He is also a Certified Public Accountant.

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Seahawk Drilling, Inc. is an offshore drilling company headquartered in Houston, Texas. Seahawk owns a fleet of 20 jackup rigs that are located in the United States and Mexico. The company’s shares are traded on the NASDAQ Stock Market under the symbol “HAWK”. Additional information may be found at www.seahawkdrilling.com.

These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact:

Taylor Miele

(713) 369-7322